UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 31, 2014

_____________________

VERSO PAPER CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-34056	75-3217389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6775 Lenox Center Court, Suite 400
Memphis, Tennessee 38115-4436
(Address of principal executive offices) (zip code)
(901) 369-4100
(Registrant’s telephone number, including area code)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events
As previously disclosed, on January 3, 2014, Verso Paper Corp. (“Verso”), Verso Merger Sub Inc., an indirect, wholly owned subsidiary of Verso (“Merger Sub”), and NewPage Holdings Inc. (“NewPage”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into NewPage on the terms and subject to the conditions set forth in the Merger Agreement, with NewPage surviving the merger as an indirect, wholly owned subsidiary of Verso (the “NewPage acquisition”). The completion of the NewPage acquisition is subject to customary closing conditions, including antitrust regulatory clearance.
On December 31, 2014, Verso reached a settlement with the United States Department of Justice that will permit Verso to proceed with the NewPage acquisition. As part of the settlement process, the United States filed a civil antitrust lawsuit in the U.S. District Court for the District of Columbia alleging that Verso’s proposed acquisition of NewPage would violate the antitrust laws. At the same time, the United States filed a proposed settlement that, if approved by the court, will resolve the lawsuit and enable the transaction to proceed. The proposed settlement requires the divestiture of NewPage’s paper mills in Biron, Wisconsin, and Rumford, Maine, as previously announced on October 30, 2014. The proposed settlement will be published in the Federal Register and will be subject to public comment, as required by the Antitrust Procedures and Penalties Act (known as the Tunney Act).
Verso expects to complete the NewPage acquisition in early January 2015. NewPage is expected to complete the divestiture of the Biron and Rumford mills to a subsidiary of Catalyst Paper Corporation in connection with Verso’s acquisition of NewPage.
On December 31, 2014, Verso issued a press release regarding the settlement with the Justice Department, which is included as an exhibit to this report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

The following exhibit is included with this report:

Exhibit
Number	Description

99.1	Press release issued by Verso Paper Corp. on December 31, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 31, 2014

VERSO PAPER CORP.

	By:	/s/ Peter H. Kesser
Peter H. Kesser
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release issued by Verso Paper Corp. on December 31, 2014.